Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ADDS NEW BOARD MEMBER

WINCHESTER, VA. (November 28, 2018) – American Woodmark Corporation (NASDAQ: AMWD), today announced that Teresa M. May of Asurion, LLC, has joined the Company’s board of directors.

Ms. May serves as the Senior Vice President and Chief Marketing Officer within Asurion, a leading provider of value-added subscriber services to the wireless, retail and pay TV industries. Ms. May joined Asurion in May of 2018.  Previously, Ms. May held various management positions with Owens Corning, Stanley Black & Decker, Hu-Friedy Manufacturing Company, Danaher Corporation, and The Procter & Gamble Company.

Ms. May holds an MBA from the J.L. Kellogg Graduate School at Northwestern University as well as BS and MEd degrees from Iowa State University.

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors. The Company presently operates eighteen manufacturing facilities in the United States and Mexico and seven primary service centers located throughout the United States.

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